STALLION STANDING AGREEMENT

THIS STALLION STANDING AGREEMENT (the "Agreement") is made and entered into this ___ day of September, 2023, by and between (i) **OGMA INVESTMENTS, LLC**, with an address of 2950 NE 188 Street, Apartment 140, Aventura, Florida 33180 ("OMGA"), **STERLING RACING, LLC**, with an address of The Sterling Building, 927 Lincoln Road #214, Miami Beach, Florida 33139, ("Sterling"), and **COMMONWEALTH THOROUGHBREDS, LLC**, with an address of 6161 Santa Monica Blvd., Suite 206, Los Angeles, California 90036 ("CMNWLTH") (each an "Owner" and collectively, the "Owners") on the one hand, and (ii) **AIRDRIE STUD, INC.**, a Kentucky corporation with a principal address of PO Box 487, Midway, Kentucky 40347 ("Airdrie" or "Manager").

W I T N E S S E T H:

WHEREAS, Owners collectively own a one hundred percent (100%) right, title, and interest in and to the Thoroughbred colt named **MAGE** (ch. c., 2020) by GOOD MAGIC out of PUCA by BIG BROWN (the "Horse") in the following percentages: OGMA 50%; Sterling, 25%; and CMNWLTH, 25%; and

WHEREAS, Owners desire to stand the Horse at stud with Airdrie upon retirement from racing; and

WHEREAS, Owners and Airdrie desire to memorialize the terms of the syndication of the Horse's breeding qualities, the sale of fractional interests in the Horse's breeding qualities, and the management and supervision of the Horse's breeding career; and

WHEREAS, the parties desire to reduce their agreement to writing in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereto, it is hereby agreed as follows:

1. Standing of Horse at Stud, Appointment of Manager. Owners hereby agree

that upon the Horse's "Retirement" (as defined hereinbelow), the Horse shall stand at stud at Airdrie Stud in Midway, Kentucky under a syndicate consisting of forty (40) fractional interests (the "Syndicate"). Airdrie Stud shall serve as Syndicate Manager, under its usual and customary stallion syndicate agreement, subject to the specific terms set forth in this Agreement, including without limitation, Section 6 below. Owners and Manager agree that the Horse shall be delivered to Airdrie Stud as soon as practicable following Retirement.

2. Sale of Fractional Interests in Horse's Breeding Qualities. Owners agree that no portion of the Horse's breeding qualities shall be sold, transferred or assigned except pursuant to this paragraph. Following execution of this Agreement and satisfaction of the conditions precedent herein, the Horse's breeding qualities shall be syndicated and divided into forty (40) "Fractional Interests" to be allocated to the Owners pro-rata according to their percentage ownership in the Horse. Thereafter, to the extent Owners desire to sell any Fractional Interest(s), they shall notify Airdrie and Airdrie, as Manager and as agent for the Owners and Syndicate, shall use reasonable commercial efforts to sell such Fractional Interests on behalf of the Owners and Syndicate based on a total valuation of Nine Million Dollars ($9,000,000.00) (i.e. $225,000 per Fractional Interest) (the "Initial Valuation"). Provided, however, that the Initial Valuation shall be subject to escalation as follows:

(A) If the Horse is the Official Winner of (a) the 2023 Grade I Breeders' Cup Dirt Mile; (b) the 2023 Grade I Breeders' Cup Classic; or (c) the 2023 Grade I Cigar Mile, there shall be a one-time increase in the total valuation of One Million Dollars ($1,000,000.00) (i.e. an additional $25,000.00 per Fractional Interest); and

(B) If the Horse is the Official Winner of (a) the 2024 Grade I Pegasus World

Cup; (b) the 2024 Grade I Dubai World Cup; (c) the 2024 Grade I Saudi World Cup; (d) the 2024 Grade I Metropolitan Mile; (e) the 2024 Grade I Whitney Stakes; or (e) the 2024 Grade I Breeders' Cup Classic, there shall be a one-time increase in the total valuation of One Million Dollars ($1,000,000.00) (i.e. an additional $25,000.00 per Fractional Interest);

(C) If the Horse earns an escalation under section 2(a) above and an escalation under Section 2(b) above, there shall be an additional increase in the total valuation of One Million Dollars ($1,000,000.00) (i.e. an additional $25,000.00 per Fractional Interest).

For purposes of clarity, only one escalator in Section 2(a) can be earned by the Horse and only one escalator in Section 2(b) can be earned by the Horse, however, if escalators are earned under both sections, then the maximum total valuation for the Horse would be Twelve Million Dollars ($12,000,000.00) (i.e. a maximum value of $300,000.00 per Fractional Interest). For purposes of this Section, "Official Winner" is defined to mean, for all purposes related to this Agreement, that the Horse is placed first by the Stewards in the applicable race after consideration of any inquiry or objection and there is no change in official order of finish via disqualification, purse redistribution, or otherwise. Any of the escalations to the Initial Valuation which are earned after a Fractional Interest has already been sold shall be payable by the purchaser of the Fractional Interest, if at all, within seven (7) business days of when the Horse is deemed the Official Winner of the applicable race referenced above. Airdrie shall be permitted to employ third party agents as necessary to assist in the sale of Fractional Interests, in which case such third party agents may receive a commission not to exceed five percent (5%) of the purchase price.

3. Racing; Retirement. The Horse shall continue to race at the sole expense and

for the sole account of Owners for the remainder of his racing career. The Horse will continue to be trained by Gustavo Delgado, or such other trainer as may be selected by Owners. The Horse will retire (the "Retirement") no later than the conclusion of the 2024 Breeders' Cup World Championships; provided, however, the Horse may be retired from racing on an alternative date upon the mutual agreement of the Owners and Airdrie. Notwithstanding the foregoing, if the Horse runs off the board in any race (i.e. is not placed first, second or third by the Stewards in the official order of finish, after consideration of any inquiry or objection with no change in the official order of finish via disqualification, purse redistribution or otherwise), Airdrie as Syndicate Manager shall have the right to determine when the Horse is retired in its sole discretion; provided however, that if the Horse runs off the board in the 2023 Breeders' Cup Classic but still finishes fifth place or better in that race, the Owners may elect to keep the Horse in training, subject to the foregoing right of Airdrie to retire the Horse for any future off the board finish. Owners agree to consult with Airdrie on all major racing decisions. Upon the Horse's retirement from racing, Owners shall, as soon as practicable after such decision to retire, deliver the Horse to Airdrie in the Commonwealth of Kentucky.

4. Conditions Precedent. Airdrie's obligation to serve as Syndicate Manager under this Agreement shall be subject to the following conditions precedent:

(A) Examination. As soon as practicable after Owners' execution and delivery of this Agreement to Airdrie, but not later than forty-eight (48) hours after execution of this Agreement, Airdrie (or any agent(s) appointed by Airdrie) shall inspect the Horse and cause a veterinarian of its choosing to examine the Horse (including external genitalia) (such inspection and examination referenced collectively as the "Examination"). The Examination shall include all matters deemed appropriate by Airdrie, including without

limitation matters related to insurability and testing with a comprehensive drug screen. Airdrie shall notify Owners within twenty-four (24) hours after receipt of the final results from the Examination whether or not the results are acceptable to Airdrie, as determined in Airdrie's sole discretion; and in the event Airdrie notifies Owners that the results of the Examination are not acceptable, this Agreement shall be voidable at Airdrie's sole election, and neither party shall have any obligations to the other arising out of this Agreement if so voided. Should the Horse not be available for the Examination as contemplated, the time for Examination shall be extended so as to give Airdrie a reasonable time within which to make the Examination.

(B) Insurability. The Horse shall be insurable for All Risks of Mortality and for permanent infertility due to accident, sickness and disease, and for first season congenital infertility (collectively, the "Insurance") with an underwriter acceptable to Airdrie, in its reasonable discretion, and at standard rates, terms and conditions in the Lloyd's or other market that Airdrie may choose to place such insurance. Coverage for first season congenital infertility shall be obtained through an agent selected by Airdrie, and Owners agree to pay their pro-rata portion of the premium for such first season congenital infertility insurance.

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(C) No Drug Conviction. There shall be no investigation, finding or determination (whether or not such determination is final and non-appealable) by any racing regulatory agency, whether a governmental or non-governmental regulatory body, that the Horse or the trainer (with respect to the Horse) has violated a racing regulation prohibiting or

involving the possession or use of any medication or substance that is impermissible under the rules of such agency. If any investigation, finding or determination shall occur or have been commenced prior to execution of this Agreement concerning the use of any medications, banned substances or performance enhancing drugs with respect to the Horse, then and in that event, this Agreement shall be voidable at Airdrie's sole election. If any such investigation, finding or determination shall occur after the execution of this Agreement concerning the use of any medication, banned substances or performance enhancing drugs with respect to the Horse and such investigation or other action results in a change to the Horse's placing in any race that occurred prior to execution of this Agreement, then and in that event, this Agreement shall be voidable at Airdrie's sole election.

5. Representations and Warranties of Owners. Each of the Owners, jointly and severally, represents, warrants and covenants to Airdrie as follows:

(A) Binding Obligation. Owners have full capacity and full power and authority to execute, deliver and perform this Agreement and all other documents referred to herein. This Agreement is a valid, binding obligation of Owners, enforceable in accordance with its terms upon execution by the Owners. Owners shall be jointly and severally liable to Airdrie for any breach of representation, warranty or covenant hereunder.

(B) Title. Owners own good and marketable unencumbered title in and to the Horse, not subject to any agreements, rights of first refusal, breeding rights, leases, syndications or restrictions or other charges of any nature, except as are provided for in this Agreement. Owners warrant that any

purchaser of a Fractional Interest will receive full and unencumbered title to the Fractional Interest, free and clear from all liens, charges, security interests, breeding rights (except as contemplated by the terms of this Agreement), or other restrictions.

(C) No Liens. There are no liens, claims, charges, pledges, leases, hypothecations, security or other interests or encumbrances on, against or in connection with the Horse.

(D) Pedigree. The pedigree of the Horse is as set forth above.

6. Syndication Terms. Following Retirement, the Horse will stand as a stallion under a syndicate consisting of Forty (40) Fractional interests at Airdrie Stud. Airdrie will serve as Syndicate Manager under its usual and customary stallion syndicate agreement, subject to the following terms:

(A) Two (2) annual nominations shall be allocated to each Fractional Interest. Any nomination used to breed a qualified mare which does not result in a live foal shall be permitted to participate in pooled nomination proceeds;

(B) Eight (8) annual compensatory nominations shall be allocated to Airdrie for services as Syndicate Manager;

(C) Six (6) total lifetime breeding rights shall be reserved for the Owners collectively, to be allocated by the Owners at their discretion.

7. Right of First Refusal. If Owners at any time desire to sell all or any interest in the racing qualities of the Horse, Owners shall notify Airdrie in writing of any offer to purchase such interest in the Horse and the terms and conditions thereof, and that notice shall constitute an offer to Airdrie to match the offer within five (5) days from the receipt of the offer ("Right of First Refusal"). Such offer shall be subject to all terms and conditions of this Agreement. If Airdrie elects to exercise its Right of First Refusal, it

shall notify Owners of such election within such five (5) day period, and Airdrie shall match the offer so that the material benefits of the transaction will be received by Owners from Airdrie. In the event Airdrie does not elect to exercise the Right of First Refusal, the sale of the interest in the Horse shall be in accordance with the offer delivered to Airdrie, but subject to all terms and conditions of this Agreement, including without limitation that the horse will stand at Airdrie Stud and that Airdrie will serve as Syndicate Manager.

8. Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of the other party.

9. Miscellaneous.

(A) Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and/or oral, between such parties. All of the terms of this Agreement shall be binding upon the respective successors, heirs, legal representatives and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties and their respective heirs, successors, legal representatives and assigns.

(B) Governing Law/Dispute Resolution. This Agreement and any and all other documents or instruments referred to herein shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and each of the parties hereto irrevocably submits themselves to the exclusive jurisdiction of the Kentucky Courts to resolve any disputes

arising out of this Agreement.

(C) Counterparts and Facsimile/PDF Signatures. This Agreement and any and all other documents or instruments referred to herein may be executed with counterpart signatures all of which taken together shall constitute an original without the necessity of all parties signing each documents. This Agreement may also be executed by signatures to facsimile or PDF transmittal documents in lieu of original or machine generated or copied documents.

(D) Further Actions. Each party hereto agrees that such party will take or cause to be taken such further actions, and will execute, deliver and file, or cause to be executed, delivered and filed, such further documents, instruments and consents, as may be necessary or as may be reasonably requested by any other party in order to effectuate fully the purposes, terms and conditions of this Agreement, whether before, at or after the date hereof.

10. Time is of the Essence. The offer contained in this Agreement shall expire automatically on 5:00 PM Eastern time on September 19, 2023 unless Owners accept such offer by executing this Agreement on or before that time. If Owners do not so execute this Agreement, the Agreement and the offer and terms contained herein shall voidable at Airdrie's sole election.

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

MANAGER:

AIRDRIE STUD, INC.

BY: ______________________

ITS: Bret Jones

OWNERS:

OGMA INVESTMENTS, LLC

BY: ______________________

Gustavo Delgado Jr. ITS: Gustavo Delgado S.

STERLING RACING, LLC

BY: ______________________

ITS: ______________________

COMMONWEALTH THOROUGHBREDS, LLC

BY: ______________________

ITS: ______________________

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

MANAGER:

AIRDRIE STUD, INC.

BY: ______________________________

ITS: ______________________________

OWNERS:

OGMA INVESTMENTS, LLC

BY: ______________________________

ITS: ______________________________

STERLING RACING, LLC

BY: [signature] 9/19/23

ITS: President + owner.

COMMONWEALTH THOROUGHBREDS, LLC

BY: ______________________________

ITS: ______________________________

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

MANAGER:

AIRDRIE STUD, INC.

BY: ______________________________

ITS: ______________________________

OWNERS:

OGMA INVESTMENTS, LLC

BY: ______________________________

ITS: ______________________________

STERLING RACING, LLC

BY: ______________________________

ITS: ______________________________

COMMONWEALTH THOROUGHBREDS, LLC

BY: [signature] Brian Doxtator

ITS: Managing Member